Exhibit 99.1

SINTX Technologies Reassesses Exclusive Patent License with O2TODAY

SALT LAKE CITY, August 5, 2021 (GLOBE NEWSWIRE) - SINTX Technologies, Inc. (www.sintx.com) (NASDAQ: SINT) (“SINTX” or the “Company”), an original equipment manufacturer of advanced ceramics for medical and non-medical applications, announced today that it is reassessing the exclusive Patent License Agreement with O2TODAY in light of O2TODAY’s decision to delay launch of its SiNPRO filters and masks.

On Thursday, O2TODAY shared that it has been made aware of regulatory requirements that prevent the distribution of its antiviral masks and filters and is refunding pre-orders. Given this new information, SINTX is considering a return to its initial joint development efforts with O2TODAY and revaluating all avenues of how it will bring the antipathogenic facemask technology to market.

The development and manufacture of antiviral face masks incorporated with SINTX silicon nitride is one component of SINTX’s broader business strategy of developing several antipathogenic fabric applications, including surgical gowns, drapes, scrub suits, and related products for medical personnel.

About SINTX Technologies, Inc.

SINTX Technologies is an OEM ceramics company that develops and commercializes advanced ceramics for medical and non-medical applications. The core strength of SINTX Technologies is the manufacturing, research, and development of ceramics for external partners. The Company presently manufactures advanced ceramics powders and components in its FDA registered, ISO 13485:2016 certified, and ASD9100D certified manufacturing facility.

For more information on SINTX Technologies or its advanced ceramics material platform, please visit www.sintx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA) that are subject to a number of risks and uncertainties. Risks and uncertainties that may cause such differences include, among other things: the Company and its partners may not be successful in the application of silicon nitride powder into fabrics and the subsequent development of products from those fabrics in a manner that will prove be to be safe and effective for their intended uses and functions; regulatory clearance to use products in which silicon nitride has been applied to enhance antipathogenic properties may be lengthy and expensive; volatility in the price of SINTX’s common stock; the uncertainties inherent in new product development, including the cost and time required to commercialize such product(s); market acceptance of our products once commercialized; SINTX’s ability to raise funding and other competitive developments. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. There can be no assurance that any of the anticipated results will occur on a timely basis or at all due to certain risks and uncertainties, a discussion of which can be found in SINTX’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 22, 2021, and in SINTX’s other filings with the SEC. SINTX disclaims any obligation to update any forward-looking statements. SINTX undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this report.

Business Inquiries for SINTX:

SINTX Technologies

801.839.3502

IR@sintx.com

Media Inquiries for SINTX:

Amanda Barry

Director of PR and Content

The Summit Group

abarry@summitslc.com